JPMorgan Chase Financial Company LLC

Free Writing Prospectus Filed Pursuant to Rule 433
Registration Statement Nos. 333-236659 and 333-236659-01
Dated April 30, 2021

18.5-Month NDX Dual Directional Trigger Participation Securities

This document provides a summary of the terms of the Dual Directional Trigger Participation Securities, which we refer to as the securities." Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus and the "Risk Considerations" on the following page, prior to making an investment decision.

SUMMARY TERMS	
Issuer:	JPMorgan Chase Financial Company LLC ("JPMorgan Financial")
Guarantor:	JPMorgan Chase & Co.
Underlying index:	NASDAQ-100 Index® (Bloomberg ticker: NDX Index)
Payment at maturity:	If the final index value is *greater than* the initial index value, for each $10 stated principal amount security: $10 + upside payment *In no event will the payment at maturity exceed the maximum payment at maturity.* If the final index value is *less than or equal to* the initial index value but is *greater than or equal to* the trigger level, for each $10 stated principal amount security: $10 + ($10 × absolute index return) *In this scenario, you will receive a 1% positive return on the securities for each 1% negative return on the underlying index. In no event will this amount exceed the stated principal amount plus $1.00.* If the final index value is less than the trigger level, for each $10 stated principal amount security: $10 × index performance factor *This amount will be less than the stated principal amount of $10 per security and will represent a loss of more than 10%, and possibly all, of your investment.*
Upside payment:	$10 × index percent change
Index percent change:	(final index value – initial index value) / initial index value
Absolute index return:	The absolute value of the index percent change. For example, a -5% index percent change will result in a +5% absolute index return.
Initial index value:	The closing level of the underlying index on the pricing date
Final index value:	The closing level of the underlying index on the valuation date
Trigger level:	90% of the initial index value
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	At least $11.80 (at least 118.00% of the stated principal amount) per $10 stated principal amount security
Stated principal amount:	$10 per $10 stated principal amount security
Issue price:	$10 per $10 stated principal amount security
Pricing date:	Expected to be May 14, 2021
Original issue date (settlement date):	3 business days after the pricing date
Valuation date†:	November 30, 2022
Maturity date†:	December 5, 2022
CUSIP / ISIN:	48132V234 / US48132V2346
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/19617/000182912621003164/jpm_424b2.htm

†Subject to postponement

The estimated value of the securities on the pricing date will be provided in the pricing supplement and will not be less than $9.30 per $10 stated principal amount security. For information about the estimated value of the securities, which likely will be lower than the price you paid for the securities, please see the hyperlink above.

Any payment on the securities is subject to the credit risk of JPMorgan Financial as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

Dual Directional Trigger Participation Securities Payoff Diagram*


The Dual Directional Trigger Participation Securities
The Underlying Index
$11.80 Hypothetical Maximum Payment at Maturity
Unleveraged Trigger Zone
-10.00%
18.00%
Payment at Maturity on the Dual Directional Trigger Participation Securities
$18.00
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Percentage Change in the Closing Level of the Underlying Index

***The maximum payment at maturity will be provided in the pricing supplement and will not be less $11.80 per $10 stated principal amount security.**

Change in Underlying Index	Return on the Securities*
50.00%	18.00%
40.00%	18.00%
30.00%	18.00%
20.00%	18.00%
18.00%	18.00%
10.00%	10.00%
5.00%	5.00%
1.00%	1.00%
0.00%	0.00%
-5.00%	5.00%
-10.00%	10.00%
-10.01%	-10.01%
-20.00%	-20.00%
-30.00%	-30.00%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%

**Assumes a maximum payment at maturity of 118.00% of the stated principal amount*

JPMorgan Chase Financial Company LLC 18.5 - Month NDX Dual Directional Trigger Participation Securities SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll - free 1 - 866 - 535 - 9248. Underlying Index For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement. Risk Considerations The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement, underlying supplement and preliminary pricing supplement for additional information. Risks Relating to the Securities Generally ▪ The securities do not pay interest or guarantee return of any principal and your investment in the securities may result in a loss. ▪ The appreciation potential of the securities if the underlying index has appreciated is limited by the maximum payment at maturity. ▪ Your maximum downside gain on the securities is limited by the trigger level. ▪ The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities. ▪ As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. ▪ The benefit provided by the trigger level may terminate on the valuation date. ▪ Secondary trading may be limited. ▪ The final terms and valuation of the securities will be provided in the pricing supplement. ▪ The tax consequences of an investment in the securities are uncertain. Risks Relating to Conflicts of Interest ▪ Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors. ▪ Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. Risks Relating to the Estimated Value and Secondary Market Prices of the Securities ▪ The estimated value of the securities will be lower than the original issue price (price to public) of the securities. ▪ The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates. ▪ The estimated value of the securities is derived by reference to an internal funding rate. ▪ The value of the securities as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then - current estimated value of the securities for a limited time period. ▪ Secondary market prices of the securities will likely be lower than the original issue price of the securities. ▪ Secondary market prices of the securities will be impacted by many economic and market factors. Risks Relating to the Underlying Index ▪ The securities are subject to risks associated with securities issued by non - U.S. companies. ▪ Investing in the securities is not equivalent to investing in the underlying index. ▪ Adjustments to the underlying index could adversely affect the value of the securities. Tax Considerations You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the Securities — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.